As filed with the United States Securities and Exchange Commission on April 5, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
Registration Statement
Under
the Securities Act of 1933

National CineMedia, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-5665602
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6300 S. Syracuse Way, Suite 300
Centennial, Colorado 80111
(303) 792-3600
(Address, including zip code and telephone number, including area code, of registrant’s principal executive office)
Sarah Hilty, Esq.
Senior Vice President, General Counsel and Secretary
National CineMedia, Inc.
6300 South Syracuse Way, Suite 300
Centennial, Colorado 80111
(303) 792-3600
(Name, address, including zip code and telephone number, including area code, of agent for service)

With a copy to:
David Crandall, Esq.
Hogan Lovells US LLP
1601 Wewatta St., Suite 900
Denver, Colorado 80202
(303) 899-7300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒    333-224219
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $0.01 par value	1,044,665 shares	$7.03	$7,343,994.95	$890.09

(1)
Represents the additional number of shares of Common Stock that are currently issuable upon exchange of National CineMedia, LLC’s common membership units held by the founding member theater circuits named as selling stockholders in the prospectus at the ratio of one common membership unit for one share of Common Stock of National CineMedia, Inc. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. In addition, the registrant registered 81,660,822 shares of Common Stock on Form S-3 filed with the Securities and Exchange Commission on April 10, 2018 (File No. 333-224219).

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low sales prices of the registrant’s Common Stock on March 29, 2019, as reported on the Nasdaq Global Select Market.

(3)
Pursuant to Rule 457(p) under the Securities Act, the registrant is offsetting $145,178.66 previously paid with respect to unsold shares of Common Stock that were registered pursuant to the registrant’s Registration Statement on Form S-3 (File No. 333-200976) filed on December 16, 2014, as amended from time to time, against the registration fee due herewith.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE COMMISSION
IN ACCORDANCE WITH RULE 462(b) UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE
This Registration Statement on Form S-3 is being filed by National CineMedia, Inc. (the “Company”) with the Securities and Exchange Commission to register an additional 1,044,665 shares of Common Stock pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction IV of Form S-3. This Registration Statement incorporates by reference the contents of the Company’s Registration Statement on Form S-3 (File No. 333-224219) including each of the documents filed by the Company with the Securities and Exchange Commission and incorporated or deemed to be incorporated by reference therein and all the exhibits thereto.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Hogan Lovells US LLP.*

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm*

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).*

24.1	Powers of Attorney of National CineMedia, Inc. (1)

24.2	Powers of Attorney of National CineMedia, Inc.*

*	Filed herewith.
(1)	Incorporated by reference from the Registrant’s Registration Statement on Form S-3 (File No. 333-224219) filed on April 10, 2018.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Centennial, State of Colorado, on the 5th day of April, 2019.

National CineMedia, Inc.

By:	/s/ Clifford E. Marks
Clifford E. Marks
Interim Chief Executive Officer and President
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on the 5th day of April, 2019.

Name	Title

/s/ Clifford E. Marks	Interim Chief Executive Officer and President
Clifford E. Marks	(Principal Executive Officer)

/s/ Katherine L. Scherping	Chief Financial Officer
Katherine L. Scherping	(Principal Financial and Accounting Officer)

*	Chairman
Thomas F. Lesinski

*	Director
Andrew P. Glaze

*	Director
Lawrence A. Goodman

*	Director
David R. Haas

*	Director
Kurt C. Hall

*	Director
Lee Roy Mitchell

*	Director
Mark B. Segall

	Name	Title

	*	Director
Renana Teperberg

*By:	/s/ Sarah Kinnick Hilty	Attorney-in-fact
Sarah Kinnick Hilty